Exhibit 77q(a)(1)


                           ING INVESTMENT FUNDS, INC.

                             ARTICLES OF AMENDMENT

      ING INVESTMENT FUNDS, INC., a Maryland corporation (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland (the "Department") that:

      First: The charter of the Corporation is hereby amended by striking out the last paragraph of Article Seven of the Articles of Incorporation and inserting in lieu thereof the following:

      "Subject to the requirements of the Investment Company Act of 1940, as amended, the Board of Directors may cause the Corporation to redeem at net asset value all or any proportion of the outstanding shares of any class from a holder upon such conditions established by the Board of Directors in its sole discretion for any other purpose, including, without limitation, a reorganization or liquidation of one or more classes."

      Second: The amendment to the Articles of Incorporation of the Corporation as hereinabove set forth (the "Amendment") shall be effective immediately at the time the Amendment is filed with, and accepted by, the Department on November 8, 2007.

      Third: The Amendment was recommended by the Board of Directors of the Corporation and was submitted to stockholders of the Corporation for consideration pursuant to Section 2-604 of Subtitle 6 of Title 2 of the Maryland General Corporation Law, and was approved upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation pursuant to Article Eleven of the Articles of Incorporation.

      Fourth: The undersigned Senior Vice President of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and states to the best of his knowledge, information, and belief that the matters and facts set forth in these Articles with respect to authorization and approval are true in all material respects and that this statement is made under the penalties of perjury.

      IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its Senior Vice President, Todd Modic, and attested by its Secretary, Huey P. Falgout, Jr., on the 8th day of November, 2007.

                                    ING INVESTMENT FUNDS, INC.


                                    By: /s/ Todd Modic
                                        --------------
                                        Todd Modic
                                        Senior Vice President

ATTEST:


/s/ Huey P. Falgout, Jr.
------------------------
Huey P. Falgout, Jr.
Secretary